SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Universal Electronics Inc.

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April 29, 2008
Dear Stockholder:
You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Universal Electronics Inc., to be held on Thursday, June 12, 2008 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 6101 Gateway Drive, Cypress, California 90630. We urge you to be present in person or represented by proxy at this Meeting of Stockholders.
You will be asked to consider and vote upon the election of members of our Board of Directors and the ratification of the Board of Directors’ engagement of our independent registered public accountants for the year ending December 31, 2008. Details of these proposals and a description of our general business, directors and management are set forth in the accompanying Proxy Statement. The Board of Directors unanimously recommends that stockholders vote to approve all of the proposals.
Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please promptly complete, sign, date and return the enclosed proxy card in the accompanying envelope, which requires no postage if mailed within the United States. You are, of course, welcome to attend the Annual Meeting and vote in person even if you previously returned your proxy card.
On behalf of the Board of Directors and management of Universal Electronics Inc., we thank you for all of your support.
Sincerely yours,
Paul D. Arling
Chairman and Chief Executive Officer
UNIVERSAL ELECTRONICS INC.
6101 Gateway Drive
Cypress, California 90630
714-820-1000
714-820-1010 Facsimile
www.uei.com

UNIVERSAL ELECTRONICS INC.
Corporate Headquarters:
6101 Gateway Drive
Cypress, California 90630
Notice of Annual Meeting of Stockholders
to be Held on Thursday, June 12, 2008
The 2008 Annual Meeting of Stockholders of Universal Electronics Inc., a Delaware corporation (“Universal,” the “Company,” “we,” “us” or “our”), will be held on Thursday, June 12, 2008 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 6101 Gateway Drive, Cypress, California 90630. Doors to the meeting will open at 3:30 p.m.
The meeting will be conducted:
1.	To consider and vote upon the following proposals (collectively, the “Proposals”), each of which is described in more detail in the accompanying Proxy Statement:

Proposal One: The election of Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2009 or until the election and qualification of his successor, and the election of Satjiv S. Chahil, William C. Mulligan, J.C. Sparkman, Gregory P. Stapleton and Edward K. Zinser as Class II directors to serve on the Board of Directors until the Annual Meeting of Stockholders to be held in 2010 or until their respective successors are elected and qualified; and

Proposal Two: Ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2008.

2.	To consider and act upon such other matters as may properly come before the meeting or any and all postponements or adjournments thereof.
Only stockholders of record at the close of business on April 15, 2008 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.
April 29, 2008
Richard A. Firehammer, Jr.
Senior Vice President, General
Counsel and Secretary
Each Stockholder is Requested to Execute and Promptly Return the
Enclosed Proxy Card in the Enclosed Prepaid Envelope.

UNIVERSAL ELECTRONICS INC.
Proxy Statement
Annual Meeting of Stockholders
To be held on Thursday, June 12, 2008
Dated as of and Mailed on or about April 29, 2008
Introduction
This Proxy Statement (the “Proxy Statement”) is being furnished to stockholders of Universal Electronics Inc., a Delaware corporation (“Universal,” the “Company,” “we,” “us” or “our”), in connection with the solicitation of proxies by our Board of Directors (the “Board” or the “Board of Directors”) from holders of record of our outstanding shares of common stock, par value $.01 per share (“our Common Stock”), as of the close of business on April 15, 2008 (the “Annual Meeting Record Date”) for use at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 12, 2008, at 4:00 p.m. (Pacific Daylight Time) at our office, 6101 Gateway Drive, Cypress, California 90630 and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 29, 2008. Our world headquarters and principal executive offices are located at 6101 Gateway Drive, Cypress, California 90630.
Voting Rights and Proxy Information
Only the holders of shares of our Common Stock as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Such holders of shares of our Common Stock are entitled to one vote per share on any matter that may properly come before the Annual Meeting. The presence, either in person or by properly executed and delivered proxy, of the holders of a majority of the outstanding shares of our Common Stock, as of the Annual Meeting Record Date, is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at such meeting. Under Delaware law, shares of our Common Stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
The affirmative vote of a plurality of shares of our Common Stock voted at the Annual Meeting is required to elect any director nominated pursuant to Proposal One. One Class I director and five Class II directors will be elected at the Annual Meeting. The nominee who receives the greatest number of votes cast for the Class I directorship will be elected, and the four nominees who receive the greatest number of votes cast for the four Class II directorships will be elected. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) as to Proposal One will have no impact on the election of directors, except to the extent that the failure to vote for one individual results in another individual receiving a greater number of votes. Thus, the withholding of a vote with respect to the election of a particular nominee for director will have the practical effect of a vote against that nominee.
Passage of Proposal Two or any other question or matter properly brought before the Annual Meeting requires the approval of a majority of the shares of our Common Stock present in person or represented by proxy at the Annual Meeting. An abstention with respect to any share will have the practical effect of a vote against Proposal Two or any other question or matter properly brought before the Annual Meeting. A broker non-vote with respect to any share will not affect the passage of Proposal Two or any other question or matter properly brought before the Annual Meeting, since the share is not considered present for voting purposes.
As of April 15, 2008, there were 14,125,278 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. The directors and executive officers intend to vote in accordance with the recommendations of the Board with respect to Proposals One and Two, as well as any other question or matter properly brought before the Annual Meeting.
All shares of our Common Stock represented at the Annual Meeting by properly executed and delivered proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated for any Proposal, such proxies will be voted in accordance with the recommendations of the Board as set forth herein with respect to such Proposal.

If a quorum is not present at the time the Annual Meeting is convened or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, then we may adjourn the Annual Meeting with or without a vote of the stockholders. If we propose to adjourn the Annual Meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of our Common Stock for which they have voting authority in favor of such adjournment.
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with Computershare Investor Services, LLC in its capacity as our transfer agent (the “Transfer Agent”), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of our Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to Computershare Investor Services, LLC, 2 North LaSalle Street, 3rd Floor, Chicago, IL 60602.
PROPOSAL ONE: ELECTION OF DIRECTORS
General
The number of directors is presently set at nine and is divided into two classes. A Class I Director is a director who is also an employee of Universal and is elected each year at the Annual Meeting of Stockholders to serve a one-year term. A Class II Director is a director who is not an employee and is generally elected every even-numbered year at the Annual Meeting of Stockholders to serve a two-year term.
We currently have five directors; one is a Class I Director and four are Class II Directors. During 2007 until November there were five Class II Directors. One of the Class II Directors, Mr. Henderson, passed away in November 2007. For the 2009 Annual Meeting of Stockholders, we nominated a director who has not served on our Board in the past, Mr. Stapleton. After this Annual Meeting of Stockholders, assuming all those nominated are elected, there will be six members of the Board, one (1) Class I director, five (5) Class II directors and three (3) vacancies. We retain vacancies to accommodate additional qualified directors who come to the attention of the Board.
The term of the sole Class I Director and each of the four current Class II Directors nominated for election expires at this year’s Annual Meeting. The Board has nominated and recommends the reelection of Mr. Arling as a Class I Director for a one-year term expiring at the 2009 Annual Meeting of Stockholders and Messrs. Chahil, Mulligan, Sparkman and Zinser as Class II Directors for a two-year term expiring at the 2010 Annual Meeting of Stockholders. The Board has also nominated and recommends the election of Mr. Stapleton as Class II Director for a two-year term expiring at the 2010 Annual Meeting of Stockholders.
The Board has determined that each of Messrs. Chahil, Mulligan, Sparkman, Stapleton and Zinser is independent and, in addition, satisfies the independence requirements of the NASDAQ Stock Market.
Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of Messrs. Arling, Chahil, Mulligan, Sparkman, Stapleton and Zinser.
If elected, Mr. Arling, and Messrs. Chahil, Mulligan, Sparkman and Zinser have consented to serve as our directors for one-year and two-year terms, respectively, and until their respective successors are elected and qualified. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in a manner intended to ensure the election of Messrs. Arling, Chahil, Mulligan, Sparkman, Stapleton and Zinser. However, consistent with their authority, the proxy holders will determine the specific nominees for whom to vote, and in no event will they vote to fill more than five positions. Although it is not contemplated that any nominee will be unable to serve as director, in such event, the proxies will be voted by the proxy holders for such other person or persons as may be designated by the present Board. Information with respect to each nominee is set forth below.

Nominees for Election as Class I Directors

Paul D. Arling Chairman and Chief Executive Officer Director since 1996 Age: 45	Mr. Arling is Chairman and Chief Executive Officer of Universal. He has held the positions of Chairman since July 2001 and Chief Executive Officer since October 2000. He was our President from September 1998 until May 2001. He was our Chief Operating Officer from September 1998 until his promotion to Chief Executive Officer in October 2000. He was our Senior Vice President and Chief Financial Officer from May 1996 until August 1998. Prior to joining us, from 1993 through May 1996, he served in various capacities at LESCO, Inc. (a manufacturer and distributor of professional turf care products) with the most recent being Acting Chief Financial Officer. At the 2007 Annual Meeting of Stockholders, Mr. Arling was re-elected as a Class I Director to serve until the 2008 Annual Meeting of Stockholders.

Nominees for Election as Class II Directors

Satjiv S. Chahil Director since 2002: Compensation Committee Corporate Governance and Nominating Committee Age: 57	Satjiv Chahil is the Senior Vice President-Marketing of Hewlett Packard’s Personal Systems Group. Prior to that he was advisor to the Chairman of Palm, Inc. (a manufacturer and marketer of handheld computing and mobile and wireless Internet solutions) from June 2002 to August 2005. Mr. Chahil was also a director at PalmSource, Inc. from June 2002 to August 2004. Prior to that he was Interim Chief Operating Officer of Palm Solutions (a division of Palm, Inc.) from March 2001 to June 2002. From March 2000 to June 2002, he was Chief Marketing Officer of Palm, Inc. Prior to that, from March 1999 to March 2000, he was Chief Marketing Officer of Newbridge Networks, Inc. (an ATM technology networks company). From May 1997 to March 2000, Mr. Chahil served as a consultant to Sony Corporation. Mr. Chahil was a Class II director of the Company from 2002 until June 2006 when he did not stand for re-election due to a change in his employment which precluded him from serving as a director of the Company. In August 2006, Mr. Chahil rejoined the Board as an advisor because his employment no longer precluded him from serving as one of our directors. At the 2007 Annual Meeting of Stockholders, Mr. Chahil was reelected as a Class II Director of the Company to serve until the 2008 Annual Meeting of Stockholders.

William C. Mulligan Director since 1992: Audit Committee Corporate Governance and Nominating Committee (Chairman) Age: 54	William Mulligan has 23 years of experience in private equity, having joined Primus Capital Funds in 1985 from McKinsey & Company, Inc. Mr. Mulligan has served as a Managing Director of Primus since 1987. His previous experience includes positions at Deere and Company and First Chicago Corporation. Mr. Mulligan serves as director of several Primus portfolio companies. He is also a director of TFS Financial Corporation and Denison University. At the 2006 Annual Meeting of Stockholders, Mr. Mulligan was reelected as a Class II Director of the Company to serve until the 2008 Annual Meeting of Stockholders.

Gregory P. Stapleton Age: 61	Gregory Stapleton is the founder and owner of Falcon Capital, a private equity firm that invests in the medical device industry, since 2005. From 2000 to 2004, Mr. Stapleton was the President of Harman International and from 1998 to 2004, he was also the Chief Operating Officer. He was a director of the company from 1997 until his retirement in 2004. He served as President of Harman’s OEM Group from 1987 to 1998. Mr. Stapleton joined the Board in April 2008 to fill a director vacancy.

J.C. Sparkman Director since 1998: Compensation Committee (Chairman) Corporate Governance and Nominating Committee Age: 75	J.C. Sparkman served as Executive Vice President and Chief Operating Office of TeleCommunications, Inc. (“TCI”) from 1987 until his retirement in 1995. Currently, he is also a board director for Shaw Communications, Inc. and is involved in many start-up business ventures. At the 2006 Annual Meeting of Stockholders, Mr. Sparkman was reelected as a Class II Director of the Company to serve until the 2008 Annual Meeting of Stockholders.

Edward K. Zinser Director since 2006: Audit Committee (Chairman) Age: 50	Edward Zinser is the Chief Financial Officer of Boingo Wireless, the world’s largest Wi-Fi service provider, since January 2008. He was the Executive Vice President and CFO of THQ, Inc., a leading global developer and publisher of interactive entertainment software, from April 2004 to November 2007. From May 2001 until February 2004, Mr. Zinser was Executive Vice President and CFO of Vivendi Universal Games. Prior to Vivendi, he held senior management positions at affiliate companies of USA Networks Inc. Mr. Zinser has also held CFO positions at Chromium Graphics, Inc. and The Walt Disney Company/Disney Publishing. Previously, he held management and finance positions at The Franklin Mint and The Pepsi Cola Company. At the 2007 Annual Meeting of Stockholders, Mr. Zinser was elected as a Class II Director of the Company to serve until the 2008 Annual Meeting of Stockholders.

Vote Required
The nominee receiving the greatest number of votes cast for the Class I directorship and the five nominees receiving the greatest number of votes cast for the five Class II directorships will be elected to the Board.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOREGOING
NOMINEES AS DIRECTORS OF OUR COMPANY.
Corporate Governance
Governance Principles
The Board believes that effective corporate governance is critical to our ability to create value for our stockholders and the Board has adopted policies intended to improve corporate governance. The Board will continue to monitor emerging developments in corporate governance and augment our policies and procedures when required or when the Board determines that such changes would benefit us and our stockholders. Our Corporate Governance page, which can be accessed from our website home page, includes our Corporate Governance Guidelines, Director Independence Standards, Code of Conduct and our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee Charters. To access the Corporate Governance page from our website home page, www.uei.com, select “About Us” at the top of the page, then select “Investor Relations” from the menu that appears (in order to reach the Investor page) and select “Corporate Governance” on the Investor page.
Director Independence
The Board has adopted Director Independence Standards to assist in determining the independence of each director. In order for a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with Universal. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships and such other criteria as the Board may determine from time to time. These Director Independence Standards are published on our Corporate Governance page at www.uei.com. The Board has determined that each of the four current Class II Directors, Messrs. Chahil, Mulligan, Sparkman and Zinser, and the new nominee, Mr. Stapleton meets these standards and thus is independent and, in addition, satisfies the independence requirements of the NASDAQ Stock Market.
All members of the Audit, Compensation and Corporate Governance and Nominating Committees must be independent as defined by the Board’s “Director Independence Standards.” Members of the Audit Committee must also satisfy additional Securities and Exchange Commission (“SEC”) independence requirements, which provide that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fees from Universal or any of its subsidiaries other than their director compensation.
Code of Conduct
The Board has adopted a Code of Conduct applicable to our officers, directors and employees, including without limitation our principal executive officer, principal financial officer and principal accounting officer. Any person subject to the Code of Conduct must avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, report all violations of the Code of Conduct and potential conflicts of interest and otherwise act with integrity and Universal’s best interest. The Code of Conduct also includes procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Code of Conduct complies with the requirements of NASD and the Sarbanes-Oxley Act of 2002 and is posted on the Corporate Governance page of our website at www.uei.com. Any amendment to the Code of Conduct or waiver of its provisions with respect to our principal executive officer, principal financial officer or principal accounting officer or any director will be promptly posted on our website.

Additionally, at the direction of the Board of Directors, management has established an “Ethics Line” to assist our employees in complying with their ethical and legal obligations and reporting suspected violations of applicable laws, policies or procedures. The Ethics Line is operated by Ethicspoint, an independent third party. Information about our Ethics Line can be found on the Corporate Governance page of our website at www.uei.com.
Communication with Directors
The Board has adopted a process by which stockholders and other interested parties may communicate with the Board, certain committee chairs or the non-management directors as a group by e-mail or regular mail. That process is described on the Corporate Governance page of our website at www.uei.com. Any communication by regular mail should be sent to Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630, to the attention, as applicable, of the (i) Chair, Board of Directors; (ii) Chair, Audit Committee; (iii) Chair, Compensation Committee; (iv) Chair, Corporate Governance and Nominating Committee; or (v) the Non-Management Directors, c/o Lead Director.
Stockholder Nominations for Director
The Board’s Corporate Governance and Nominating Committee (discussed below) actively seeks individuals to become Board members who have the highest personal and professional character and integrity, who possess appropriate characteristics, skills, experience and time to make a significant contribution to the Board, Universal and our stockholders, who have demonstrated exceptional ability and judgment, and who will be most effective, in the context of the whole Board and other nominees to the Board, in ensuring our success and representing stockholders’ interests. The Corporate Governance and Nominating Committee may employ professional search firms (for which we would pay a fee) to assist in identifying potential Board members with the desired skills and disciplines.
The Corporate Governance and Nominating Committee considers stockholder recommendations for director nominations on the same basis and in the same manner as it considers recommendations for director nominations from any other source. Any stockholder may submit a nomination in writing to our Secretary, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. In order for the Corporate Governance and Nominating Committee to consider any stockholder recommendation for director nominations at this Annual Meeting of Stockholders, the recommendation must have been received by the Company by the close of business on December 31, 2007 and must have complied with the requirements of, and be accompanied by all the information required by, the Securities and Exchange Commission’s proxy rules and Article IV of our Amended and Restated By-laws (Article IV is included with this Proxy Statement as Appendix A). We received no stockholder recommendations for director nominations for this Annual Meeting of Stockholders.
Board of Directors and Committees
The Board is responsible for establishing broad corporate policies and our overall performance. Generally, directors discharge their responsibilities at Board and committee meetings. During 2007, the Board met formally six times and acted by unanimous written consent three times. Messrs. Chahil, Henderson, Mulligan and Sparkman each attended 100% of the meetings of the Board. Mr. Zinser attended all Board meetings, with exception of one. Messrs. Chahil, Henderson, Mulligan, Sparkman and Zinser each attended at least 75% of the meetings of the committees on which they served during 2007. We encourage each director to attend every annual meeting of stockholders; however, since attendance by our stockholders at these meetings has historically been via proxy and not in person, our outside directors have not regularly attended these meetings. At the 2007 Annual Meeting of Stockholders, no stockholders attended in person and one director was present.
The Board appoints committees to help carry out its duties. The Board has three standing committees: (i) Audit, (ii) Compensation, and (iii) Corporate Governance and Nominating. In addition, from time to time, the Board may establish ad hoc committees to provide the Board with advice and guidance as to specific matters. The members of each committee (including any ad hoc committee) are appointed by the Board and serve at its discretion. A majority of the members of any committee constitutes a quorum, and the acts of a majority of the members present, or acts approved in writing by all of the members, are acts of that committee. Only independent directors serve on the Audit, Compensation and Corporate Governance and Nominating Committees. The Board has established charters for each of the committees, which are posted on our Corporate Governance page at www.uei.com. We had five

Class II Directors, none of whom was an officer or employee of Universal or any of its subsidiaries. One of our Class II Directors passed away in November 2007, leaving us four members as of December 31, 2007. Each member of the Audit, Compensation and Corporate Governance and Nominating Committees was independent as defined in Rule 4200(a)(13) of the listing standards of the National Association of Securities Dealers, Inc.
Audit Committee
During 2007, the members of the Audit Committee were Messrs. Henderson, Mulligan and Zinser (Chairman of the Committee). Prior to Mr. Zinser’s appointment as the Audit Committee Chairman, Mr. Henderson served as the Chairman. The Board has determined that Mr. Zinser is a financial expert. We do not compensate any member of the Audit Committee, except fees for service as a director.
The Audit Committee is primarily concerned with the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of our internal audit function and independent auditor. The Audit Committee’s functions include (i) meeting with our independent registered public accounting firm and management representatives, (ii) making recommendations to the Board regarding the appointment of the independent registered public accounting firm, (iii) approving the scope of audits and other services to be performed by the independent registered public accounting firm, (iv) establishing pre-approval policies and procedures for all audit, audit-related, tax and other fees to be paid to the independent registered public accounting firm, (v) considering whether the performance of any professional service by the registered public accountants could impair their independence, and (vi) reviewing the results of external audits, the accounting principles applied in financial reporting, and financial and operational controls. The independent registered public accountants have unrestricted access to the Audit Committee, and the members of the Audit Committee have unrestricted access to the independent registered public accountants. During 2007, there were four Audit Committee meetings.
Compensation Committee
During 2007, the members of the Compensation Committee were Messrs. Sparkman (Chairman of the Committee), Henderson and Chahil, none of whom was an officer or employee of Universal or any of its subsidiaries. The Compensation Committee’s primary functions include making recommendations to the Board and approving policies and procedures relating to the CEO and executive officers’ (including the Named Executives) compensation, various employee incentive and stock-based compensation plans and approving individual salary adjustments and stock-based awards. The Compensation Committee also makes recommendations regarding the compensation of our directors. During 2007, there were two Compensation Committee meetings and the Committee acted once by unanimous written consent. Additional information regarding the committee’s processes related to executive compensation is addressed in the Compensation Discussion and Analysis section below.
Compensation Committee Interlocks and Insider Participation
During 2007, none of the members of the Compensation Committee had any business or financial relationship with Universal requiring disclosure in this Proxy Statement.
Corporate Governance and Nominating Committee
During 2007, the members of the Corporate Governance and Nominating Committee were Messrs. Mulligan (Chairman of the Committee), Sparkman and Chahil. The Corporate Governance and Nominating Committee considers Board nominees to the extent permitted under, and made pursuant to the procedures established by, Article IV of our Amended and Restated By-laws. Procedures for stockholder nominations are discussed above under the caption “Corporate Governance — Stockholder Nominations for Director.”
The Corporate Governance and Nominating Committee also fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to the qualifications of director candidates, the selection of committee assignments and chairs, and related matters affecting the Board. During 2007, the Corporate Governance and Nominating Committee met twice and acted once by unanimous consent.

Ad Hoc Committees
From time to time, the Board may establish additional sub-committees to provide the Board with advice and guidance as to specific matters. On December 11, 2006, the Board established a sub-committee and appointed Messrs. Arling, Mulligan and Zinser to the Committee to provide management and the full Board with advice and guidance with respect to merger and acquisition and other strategic opportunities. During 2007, this Committee met three times.
Compensation Discussion and Analysis
Overview
The goal of our executive officer compensation program is the same as our goal for operating the Company—to create long-term value for our stockholders. Toward this goal, our compensation programs for our executives (including, the “Named Executives” (as defined below)) have been and will be designed to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, discretionary bonus, equity incentive compensation and a long-term performance-based executive incentive plan driven by the achievement of objective financial performance criteria. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company.
Compensation Objectives
Performance. Our five executives who are identified in the Summary Compensation Table below (whom we refer to as our “Named Executives”) have a combined total of approximately 44 years with Universal, during which they have held different positions and have been promoted to increasing levels of responsibility. The compensation of each Named Executive reflects his management experience, continued high performance and exceptional career of service to the Company over a long period of time. Key elements of compensation that depend upon the Named Executives’ performance include:
•	annual base salary established with input from an independent consultant and other sources, including input from the Company’s CEO (for executives other than the CEO);

•	a discretionary, performance-based cash bonus that is based on an assessment of performance against pre-determined quantitative and qualitative measures within the context of our overall performance;

•	equity incentive compensation in the form of stock options, restricted stock, stock appreciation rights and/or phantom stock awards subject to vesting schedules that require continued service with us. No stock option grants, restricted stock, stock appreciation rights, or phantom stock awards were issued to any executive during 2007 and 2006 (except with respect to any newly hired executive officers); and

•	an Executive Long-Term Incentive Plan (“ELTIP”) that is contingent upon achieving two specific Company level financial goals over a two year period, and continued service for four years.

Alignment. We seek to align the interests of our executives with those of our investors by evaluating executive performance on the basis of key financial measurements, which we believe closely correlate to long-term stockholder value, including net sales, organic growth, operating profit, earnings per share, operating margins, cash flow from operating activities and total stockholder return. The key elements of compensation that align the interests of the executives with stockholders include:
•	equity incentive compensation, which links a significant portion of compensation to long-term stockholder value because the total amount realized corresponds to stock price appreciation;

•	the ELTIP, which focuses on the growth of earnings per share and net revenue as key performance measurements and goals that drive long-term shareholder value, which is fully at risk based on these measurements; and

•	the discretionary cash bonus supports the achievement of long-term stockholder value by providing our executives incentive to implement the necessary short-term steps to reach this long-term objective.
Retention. Our executives are often presented with other professional opportunities, including those at potentially higher compensation levels. We attempt to retain our executives by using continued service as a determinant of total pay opportunity. Key elements of compensation that require continued service to receive any, or maximum, payout include:
•	extended vesting terms on elements of equity compensation, including restricted stock and stock options;

•	the ELTIP, which only pays out the full amount awarded under the plan if the executive remains with the Company for the entire four-year retention incentive period; and

•	the Compensation Committee has utilized other discretionary means to retain key employees, such as “stay bonuses” and may continue using these means in the future.
Implementing Our Objectives
Determining Compensation
When making compensation decisions, the Compensation Committee begins by reviewing competitive market data to compare our executive pay levels to other companies. The Compensation Committee does not use formulas or rigidly set the compensation of our executives based on this data. After reviewing the market data the Compensation Committee examines our executive compensation structure to assess whether we are meeting our intent to recognize and reward the contributions of all our executives, in achieving our strategic and business goals, while aligning our compensation program with our guiding objectives. Once our executive compensation structure is examined, the Compensation Committee evaluates the performance of each executive. Throughout the process, the Compensation Committee considered input from Towers Perrin and our CEO (regarding the Named Executives other than the CEO).
The performance rating of our executive officers (including our Named Executives) depends on various factors. This assessment has generally been subjective, not subject to weightings or formulas. Executives are rated based on the following three criteria:
1.	Performance

2.	Individual capability and maturity in their role

3.	Role criticality and the difficulty to replace the executive
Each executive is carefully evaluated against established goals. Specific factors evaluated during this process include the following:
•	key financial measurements such as net sales, organic growth, operating profit, earnings per share, operating margins, cash flow from operating activities and total stockholder return;

•	strategic objectives such as acquisitions, dispositions or joint ventures, technological innovation and globalization;

•	promoting commercial excellence by launching new or continuously improving products or services, being a leading market player and attracting and retaining customers;

•	achieving specific operational goals for the Company, including improved productivity, efficiency and risk management;

•	achieving excellence in their organizational structure and among their employees;

•	supporting Company values by promoting a culture of unyielding integrity through compliance with law and our ethics policies; and

•	scope and duration over which each executive has performed their responsibilities, experience, salary history and the executive’s current salary.
The numerical ratings for each of the three criteria are combined into an overall numerical rating. The overall rating indicates the warranted placement of the individual executive in the lower, middle or upper third of the total direct compensation range (annual base salary and bonus, and long-term compensation). This range is calculated utilizing the compensation observed in the benchmarking data for comparable positions. For an individual executive the midpoint of the range is anchored to the market 50th percentile, the low end of the range reflects the market 25th percentile, and the high end of the range reflects the market 90th percentile. This strategy is consistent with our primary intent of offering compensation that is contingent on the achievement of performance objectives.
Annual Cash Compensation
Base Salary. Base salaries are reviewed approximately every twelve months, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. In setting base salaries for the executives, the Compensation Committee considered input from Towers Perrin and our CEO (regarding the Named Executives other than the CEO), as well as the performance ratings of the executives.
Bonus. Annually, the CEO reviews, with the Compensation Committee, our full-year financial results. The Compensation Committee, with input from the CEO (regarding the Named Executives other than the CEO) uses discretion in determining the bonus, if any, for each individual executive. They evaluate the overall performance of the Company, the performance of the function that the executive leads and the performance rating of each executive. Based on the level at which their expectations were achieved, the Compensation Committee may pay each executive officer a bonus equal to a percentage of the executive’s base salary. For the CEO, the percentage ranges between 10% and 120% of his base salary as of year-end. For the other executive officers, the percentage ranges between 10% and 100% of the executive’s base salary as of year-end.
Following the completion of 2007, the preliminary award amount for each participant was equal to the product of (i) the executive’s base salary and (ii) the percentage determined in accordance with the following matrix:

	Diluted GAAP EPS
		Target
	Equal to or greater than	Equal to or greater than	Equal to or greater than
Name	$1.00 but less than $1.10	$1.10 but less than $1.18	$1.18
Paul Arling	10%	60%	120%
Bryan Hackworth	10%	40%	80%
Paul Bennett	10%	50%	100%
Mark Kopaskie	10%	50%	100%
Rick Firehammer	10%	40%	80%

The Compensation Committee may in its sole discretion increase or reduce the amount of any participant’s earned award to reflect the Compensation Committee’s assessment of the participant’s performance during the year. In certain circumstances, an additional bonus may be awarded if the Compensation Committee determines that an executive officer’s individual performance warrants such award. We believe that the annual bonus rewards the executives who drive desired results and encourages them to sustain this performance.
Although we surpassed our fiscal 2007 target EPS goal, our fourth quarter guidance would not have been achieved had management bonuses been paid. In addition, we did not achieve our fourth quarter net sales guidance. In light of this assessment, annual bonuses were not awarded for fiscal 2007.
The salaries paid and the annual bonuses awarded to the Named Executives for 2007 and 2006 are shown in the Summary Compensation Table below.
Long-Term Compensation
Initially, the estimated future realizable value of total direct compensation (annual base salary and bonus, and long-term compensation) are set to achieve the market percentile warranted by the Compensation Committee’s performance assessment. Towers Perrin calculates the estimated future realizable value of total direct compensation, utilizing the Binomial model to estimate the future realizable value from stock option grants. Ultimately, the Compensation Committee may in its sole discretion increase or reduce the amount of any participant’s total direct compensation to reflect the Compensation Committee’s assessment of the participant’s performance.
Stock Options, Restricted Stock, Stock Appreciation Rights and Phantom Stock Awards. Our equity incentive compensation program has been designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with those of our stockholders and retain the executives through the term of the awards. The Compensation Committee has also issued stock options to attract new executive officers. We consider the grant size and the appropriate combination of equity based compensation and cash compensation when making award decisions. The amount of equity incentive compensation granted is based upon our strategic, operational and overall financial performance and reflects the executives’ expected contributions to our future success.
Grants can take place at various times throughout the year, but grant decisions are made without regard to anticipated earnings or other major announcements made by us. Existing stock ownership levels are not a factor in award determination, as we do not want to discourage executives from holding our stock.
Generally, the stock options granted become exercisable ratably over four years beginning one year after the grant date and have a maximum ten-year term. We believe that this vesting schedule aids us in retaining executives and motivating long-term performance. Under the terms of our stock incentive plans, unvested stock options are forfeited if the executive voluntarily leaves the Company.
Beginning January 1, 2006, we have expensed stock option grants in accordance with Statement of Financial Accounting Standards 123, as revised (“SFAS 123R”). When determining the appropriate combination of stock options and cash compensation, our goal is to weigh the cost of these grants with their potential benefits as a compensation tool. We believe that providing stock option grants and cash compensation effectively balances our objective of focusing the Named Executives on delivering long-term value to our stockholders, with our objective of providing value to the executives. Stock options only have value to the extent the price of our stock on the date of exercise exceeds the strike price established on the grant date, and thus, we believe, are an effective compensation element only if the stock price grows over the term of the award. Besides Mr. Kopaskie, who received a grant of 30,000 stock options upon his hiring in 2006, none of the Named Executives received any such grants in 2007 or 2006. In addition, none of the Named Executives were granted any restricted stock, stock appreciation right or phantom stock award in 2007 and 2006.
Executive Long-Term Incentive Plan — For Fiscal 2007 and Beyond. In January 2007, after reviewing the structure of our compensation arrangements, the Compensation Committee approved a new long-term incentive plan under our existing shareholder approved equity plan. As part of the Compensation Committee’s analysis of our compensation structure they considered whether to grant awards other than stock options as part of our long-term incentive strategy. Stock options provide executives all the benefits of share price increases without the risks that other shareholders assume of share price declines. The Compensation Committee determined that a long-term incentive plan was a good alternative to stock options, since the total pay out is at risk if the required financial metrics are not met.
The overriding purpose of the Universal Electronics Inc. 2007 Executive Long-Term Incentive Plan is to benefit and advance the interests of the Company and its stockholders by providing performance-based incentives to selected executive officers over a two year performance period with four years of continuous service. The ELTIP is designed to foster the following goals: (a) focus the senior executive team upon achieving superior operating performance; (b) supplement the equity awards currently held by the members of the senior executive team; and (c) ensure stability of the senior executive team by providing a four-year retention incentive.
Subject to the other provisions of the ELTIP, for a participant to earn all, any portion of, or more than his or her target award, the following financial metrics must be met or exceeded:
1.	The compound annual growth rate (“CAGR”) of our U.S. GAAP net sales for 2007 and 2008 (performance period), as compared to our U.S. GAAP net sales for 2006, must be at least 12% and

2.	Our earnings per share (“EPS”), determined in accordance with U.S. GAAP, but determined without regard to compensation expense attributable to this Plan, for the performance period must be at least $2.55 per share on a fully diluted basis.
The total pool of awards under the ELTIP for all participants is a fixed number based upon our net sales CAGR and EPS on a fully diluted basis over the performance period. The total pool will be calculated after our net sales and EPS results for the performance period are established. The total pool will be equal to the product of (i) the total target award ($4 million) and (ii) the percentage determined in accordance with the following matrix:

	GAAP Net Sales CAGR
	Equal to or greater	Equal to or greater
	than 12% but less	than 16% but less	Equal to or greater
Diluted GAAP EPS	than 16%	than 20%	than 20%
Equal to or greater than $2.55 but less than $2.75	50%	66%	100%

Equal to or greater than $2.75 but less than $3.00	66%	100% (Target)	150%

Equal to or greater than $3.00	100%	150%	300%
Following completion of the performance period, the amount of the earned award of each participant will be determined initially by multiplying his or her individual target award by the percentage obtained in the matrix above. The Compensation Committee may in its sole discretion increase or decrease the amount of any participant’s earned award during the performance period to reflect the Compensation Committee’s assessment of the participant’s performance during the performance period. In addition, the Compensation Committee will make adjustments to the targets as the Compensation Committee determines to be equitable to reflect the effect of acquisitions or dispositions, currency exchange rates and changes in U.S. GAAP during the performance period. The sum of the earned awards, after the adjustments described in the preceding sentence, shall equal the total pool determined reduced by the amount of all target awards forfeited by participants. The aggregate amount of awards allocated to participants under the ELTIP cannot exceed $12,000,000 (300%). The individual target awards for the Named Executives are the following:

	Plan Based Awards Estimated Future Payments
	Threshold	Individual Target Award	Maximum
Named Executive Officer	($)	($)	($)
Mr. Arling	750,000	1,500,000	4,500,000
Mr. Hackworth	290,000	580,000	1,740,000
Mr. Bennett	400,000	800,000	2,400,000
Mr. Kopaskie	400,000	800,000	2,400,000
Mr. Firehammer	160,000	320,000	960,000
The amount of a participant’s earned award will be paid in cash, in common shares or in any combination, as determined by the Compensation Committee. The Compensation Committee’s exercise of its discretion with respect to the method(s) of payment may vary by participant. Participant’s earned award will be payable in eight equal quarterly installments on each March 31, June 30, September 30 and December 31, beginning March 31, 2009 and ending December 31, 2010. The number of common shares issuable, if any, on each payment date shall be determined based on the fair market value of the common shares on the payment date.
In the event of a termination of employment at any time during the performance period (January 1, 2007 through December 31, 2008), the applicable participant will cease to be a participant and forfeit any and all rights under the ELTIP. In the event of a termination of employment during the service period (January 1, 2009 through December 31, 2010), the applicable participant will cease to be a participant in ELTIP and forfeit any and all rights with respect to any remaining installments of the balance of his earned award where the payment date has not yet occurred. There are exceptions for terminations due to death, disability, termination by the Company without cause or resignation by the participant under a constructive termination (see the “Potential Payments upon Termination or Change in Control” section).
Use of Benchmarking Data
When making compensation decisions the Compensation Committee begins by reviewing competitive market data to see how our executive pay levels compare to other companies. However, the Compensation Committee does not use formulas or rigidly set the compensation of our executives based on this data. The companies used for the compensation peer group analysis consisted of 18 companies that design and/or manufacture electronic equipment. These companies had the following attributes:
•	Primarily sell to businesses vs. consumers.

•	Have annual revenue of $150 million to $700 million.

•	Exhibit a 20% or greater gross profit margin.
In addition to the 18 peer companies, the data from high technology companies with annual revenues of $50 million to $200 million that participated in the Towers Perrin executive compensation database were utilized. The 2007 peer group was approved by the Compensation Committee and is identified below.

Company Name	Revenue (in Millions)*
Aeroflex	$552
Kemet	490
Methode Electronics	450
Mercury Computer System	224
Rofin-Sinar Technologies	478
RadiSys	325
Newport Corp.	445
DOT Hill Systems	207
Littelfuse	536
OSI Systems	535
Multi-Fineline Electronix	508
Directed Electronics	401
TTM Technologies	669
CalAmp	222
Metrologic Instruments	210
LoJack	223
LeCroy	151
Universal Electronics, Inc.	273

*	Represents fiscal 2007 reported revenue, except fiscal 2006 reported revenue is provided for Aeroflex and Kemet. Fiscal 2005 reported revenue is provided for Metrologic Instruments.

2008 Restricted Stock Awards
In the beginning of 2008 during the annual review cycle, the Compensation Committee granted our executives (including our Named Executives) restricted stock under the 2006 Stock Incentive Plan. The awards were granted as part of long-term incentive compensation to assist us in meeting our performance and retention objectives. Each grant is subject to a three-year vesting period (one-twelfth vesting each quarter). The restricted stock grants consisted of the following:

		Restricted Stock		Restricted Stock
		Granted	Grant Price[1]	Granted
Name of Executive	Grant Date	(Shares)	($)	($)

Mr. Arling	1/29/2008	19,019	23.66	450,000
Mr. Arling	2/11/2008	4,557	21.95	100,000
Mr. Hackworth	1/29/2008	7,608	23.66	180,000
Mr. Bennett	1/29/2008	8,876	23.66	210,000
Mr. Kopaskie	1/29/2008	10,566	23.66	250,000
Mr. Firehammer	1/29/2008	5,495	23.66	130,000

[1]	The grant prices shown above are based on the average of the high and low trades on the grant date and have been rounded. Grant prices are extended up to four decimal places.
Other Compensation
All Other Compensation. We provide our executives (including the Named Executives) with other benefits, reflected in the “All Other Compensation” column in the “Summary Compensation Table” below, that we believe are reasonable, competitive and consistent with our overall executive compensation program. Other compensation includes premiums paid on life insurance policies and Company contributions to our defined contribution 401(k) plan, which is generally available to all employees. We also provide the associated tax gross-up on the premiums paid on behalf of the executive officers (including the Named Executives) for their life insurance policy. For 2007, Mr. Arling’s other compensation includes $200,000 related to his stay bonus (see the “Employment Agreements” section below).
Compensation for the Executive Officers
CEO Compensation. Since 2000, Mr. Arling has been the Company’s CEO. Over his twelve year career with the Company, he has held a number of key positions, as described in his biography on page 3. Under Mr. Arling’s leadership, revenues have grown at a 21% compound annual growth rate (CAGR) since 2002, rising to $273 million in 2007 from $104 million in 2002, or 162% cumulative. During the same period, diluted earnings per share have grown at a 26% CAGR, from $0.42 in 2002 to $1.33 in 2007, or 217% cumulative. Over $90 million of cash flow from operating activities has been generated since 2002.

At the beginning of each year, Mr. Arling develops the objectives that he believes need to be achieved for the Company to be successful, which he then reviews with the Board for the corollary purpose of establishing how his performance will be assessed. These objectives are derived largely from the Company’s financial and strategic planning sessions, during which, in-depth reviews of the Company’s growth opportunities are analyzed and goals are established for the upcoming year. They include both quantitative financial measurements and qualitative strategic and operational considerations and are focused on the factors that our CEO and the Board believe create long-term shareholder value. Mr. Arling reviews and discusses preliminary considerations as to his own compensation with the Compensation Committee. Mr. Arling does not participate in the final determination of his own compensation.
In determining Mr. Arling’s compensation for 2008, the Compensation Committee considered his performance against his financial, strategic and operational goals for the prior year, as follows:
Financial Objectives and Goal Performance:

	2007	2006	% Change
GAAP Net Sales (in $ millions)	272.7	235.8	16%
GAAP Net Income (in $ millions)	20.2	13.5	50%
GAAP Diluted Earnings Per Share ($ per share)	1.33	0.94	41%
Cash and Cash Equivalents (in $ millions)	86.6	66.1	31%
Days Sales Outstanding	82.0	67.0	22%
Net Inventory Turns	4.8	6.6	-27%
Return on Average Assets (in %)	10.2	8.3	23%
Gross Margins (in %)	36.4	36.4	0%
Operating Margins (in %)	9.7	7.9	23%
Book Value Per Share ($ per share)	11.6	9.6	21%
Strategic and Operational Goals Assessment

Broad operating strength across the Company	•	Operating margins increased by 23% compared to 2006.

Sustain a strong balance sheet and high cash flow	•	Cash and cash equivalents increased by 31% and working capital increased by 32% as compared to 2006.

Increase the Company’s geographic penetration	•	Opened sales offices in Hong Kong, Singapore and India and solidified plans for significant future expansion opportunities.

Increase consumer category penetration	•	Introduced multiple innovative new products and increased expansion into the CEDIA market.

Increase OEM penetration	•	Expanded our role in the OEM category with Sony, Brillian, Panasonic, Polaroid, Hitachi and more.
Although we exceeded our fiscal 2007 EPS goal, our fourth quarter guidance would not have been achieved had annual management bonuses been paid. In addition, we did not achieve our fourth quarter net sales guidance. In light of this assessment, Mr. Arling was not awarded an annual discretionary, performance-based cash bonus for fiscal

2007. The Compensation Committee did not grant Mr. Arling any base salary increase for 2008. In addition, Mr. Arling did not receive any equity based incentives during 2007. In the beginning of 2008 during the annual review cycle, the Compensation Committee granted Mr. Arling 23,576 shares of restricted stock under the 2006 Stock Incentive Plan (see the “2008 Restricted Stock Awards” section above).
Based on an evaluation of our overall performance in 2006, his leadership performance and his potential to enhance long-term stockholder value, and in consultation with an independent compensation consultant, the Compensation Committee granted Mr. Arling a 22% increase in salary, from $420,000 for 2006 to $510,300 for 2007. Mr. Arling did not receive any salary increases in 2006 or 2005.
CFO and Other Named Executive Officers. In determining the compensation of Messrs. Hackworth, Bennett, Kopaskie and Firehammer for 2008, we compared their achievements against the performance objectives established for each of them at the beginning of 2007. For the CFO and other Named Executives, we evaluated the overall performance of the Company and their contributions to that performance, as well as the performance of the functions that each leads when relevant. Although we exceeded our fiscal 2007 EPS goal, our fourth quarter guidance would not have been achieved had management bonuses been paid. In addition, we did not achieve our fourth quarter net sales guidance. In light of this assessment, our CFO and other executive officers were not awarded a cash bonus for fiscal 2007. In terms of equity incentive compensation, except for Mr. Kopaskie who received a grant of 30,000 stock options upon his hiring in 2006, none of the other Named Executives received any equity based incentives during 2007 or 2006. In the beginning of 2008 during the annual review cycle, the Compensation Committee granted our CFO and other Named Executive officers shares of restricted stock under the 2006 Stock Incentive Plan (see the “2008 Restricted Stock Awards” section above).
Mr. Bennet’s base salary increased 2% for 2008, from €240,000 to €245,000. For 2007, Mr. Bennett’s base salary increased by 12% from €213,480 to €240,000. In addition, in recognition of his performance during 2006, Mr. Bennett was awarded a bonus payment of €167,518. Mr. Bennett did not receive a salary increase for 2006 or 2005.
Mr. Kopaskie’s base salary increased 11% for 2008, from $270,400 to $300,000. For 2007, Mr. Kopaskie’s base salary was increased by 4% from $260,000 to $270,400. In addition, in recognition of his performance during 2006, Mr. Kopaskie was awarded a bonus payment of $63,000. Mr. Kopaskie was hired by the Company on September 1, 2006.
Mr. Firehammer’s base salary increased 2% for 2008 from $235,000 to $240,000. For 2007, Mr. Firehammer’s base salary was increased 4% from $225,000 to $235,000. During 2006, Mr. Firehammer received a discretionary bonus of $25,000. In addition, in recognition of his performance during 2006, Mr. Firehammer was awarded a bonus payment of $143,000. Mr. Firehammer’s base salary for 2006 was increased 29% to $225,000 from $175,000 in 2005. Mr. Firehammer did not receive a salary increase for 2005.
The Board of Directors promoted Mr. Hackworth to the positions of Senior Vice President and Chief Financial Officer, effective December 2007. Prior to this promotion Mr. Hackworth was our Vice President and Chief Financial Officer. In connection with his promotion, for 2008, Mr. Hackworth’s base salary increased 14% from $210,000 to $240,000. For 2007, Mr. Hackworth’s base salary increased by 5% from $200,000 to $210,000. The Board of Directors promoted Mr. Hackworth to the positions of Vice President and Chief Financial Officer, effective August 2006. Prior to this promotion Mr. Hackworth was our Corporate Controller. In connection with his promotion, Mr. Hackworth’s base salary increased 20% from $166,000 to $200,000. During 2006, Mr. Hackworth received a discretionary bonus of $35,000. In addition, in recognition of his performance during 2006, Mr. Hackworth was awarded a bonus payment of $115,000. Mr. Hackworth was not an executive officer of the Company in 2005.
Role of Compensation Committee and the CEO. The Compensation Committee of our Board has the primary responsibility for assisting the Board in developing and evaluating potential candidates for executive positions, including the CEO, and for overseeing the development of executive succession plans. As part of this responsibility, the Compensation Committee oversees the design, development and implementation of the compensation program for the CEO and the other executives (including the Named Executives). The Compensation Committee evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program. The CEO and the Compensation Committee together assess the performance of the other executives (including the Named Executives) and determine their compensation, based on initial recommendations from the CEO. No executive (including any Named Executive) has any role in his own compensation determination, other than through discussing individual performance objectives with the CEO or the Compensation Committee.
Role of Compensation Consultant. During 2007, the Compensation Committee discussed the design of programs that affect or may affect executive officer compensation with Towers Perrin, an independent compensation consulting firm. Our executives (including the Named Executives) did not participate in the selection of Towers Perrin who provided the Compensation Committee with market intelligence on compensation trends along with general views on specific compensation programs designed by management. Except for the foregoing, we do not receive any other services from Towers Perrin. We have not used the services of any other compensation consultant in matters affecting executive officer or director compensation. In the future, either we or the Compensation Committee may engage or seek the advice of other compensation consultants.
Equity Grant Practices. The exercise price of stock options that have previously been awarded to our executives (including the Named Executives) under our stock incentive plans is the average of the high and low trades of our stock on the grant date. Grant decisions have been made without regard to anticipated earnings or other major announcements made by us. We prohibit the re-pricing or backdating of stock options. The Compensation Committee did not grant any stock options to the executive officers (including the Named Executives) during 2007 or 2006 (except with respect to any newly hired executive officers).
Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million limit on the amount that a public Company may deduct for compensation paid to the Company’s CEO or any of our four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under the Code for “qualifying performance-based” compensation.
The Compensation Committee does not believe that the Code will limit the deductibility of compensation expected to be paid by the Company during 2008. We may from time to time pay or award compensation to our executive officers that may not be deductible. Further, because of the ambiguities and uncertainties as to the application and interpretation of the Code and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts in this area, that compensation intended by us to satisfy the requirements for deductibility under the Code does in fact do so. In 2007 $4.0 million of Mr. Arling’s compensation, of which $3.8 million related to stock option exercises, was not deductible under Section 162(m).
Potential Impact on Compensation from Executive Misconduct. If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoer as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
Compensation Agreements
Employment Agreements
Paul D. Arling. On April 23, 2003, the Company and Mr. Arling entered into an employment agreement with a three-year term that, unless terminated by either party in accordance with the terms of the agreement, automatically renews for successive one-year terms. In October 2005, the parties agreed to extend the expiration date of this employment agreement to April 30, 2009, and amended the agreement by providing Mr. Arling a stay bonus. The stay bonus of $200,000 was paid to Mr. Arling on December 15, 2007. In February 2008, the parties agreed to extend the expiration date of this employment agreement, as amended, to April 30, 2011.

This agreement requires that, during its term, Mr. Arling must (i) devote his full working time and energy to us, (ii) refrain from disclosing and/or using any of our trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two years thereafter, refrain from soliciting certain of our large customers or any key employees. The agreement also provides Mr. Arling the opportunity to receive increases (but not decreases) in his annual salary as determined and set by the Compensation Committee in accordance with plans and policies established by that committee.
If during the term of the agreement, Mr. Arling should resign for “good reason” (as defined in the agreement), Mr. Arling will receive salary, bonus, other incentive compensation and perquisites, and may continue to participate in our benefit plans, for an eighteen month period following such resignation or twenty-four months if such resignation is due to a “Change in Control,” as this is defined in the agreement (see “Potential Payments upon Termination or Change in Control” below).
This agreement also did not modify the $200,000 non-recourse interest-bearing secured loan provided to Mr. Arling by an earlier agreement. The loan was used by Mr. Arling for the acquisition of his primary residence in Southern California. The loan bore interest at the rate of 5.28% per annum, which was payable annually to us on each December 15th. The loan was secured by Mr. Arling’s primary residence located in Southern California. As part of the earlier agreement, Mr. Arling received grossed-up payments to assist him in the payment of interest on the loan and certain amounts of his taxes resulting from these payments. Mr. Arling, paid the entire principal balance on December 15, 2007 and the Company has since released the security on his primary residence.
Paul J.M. Bennett. On June 16, 1996, our subsidiary, Universal Electronics B.V., entered into an employment agreement with Mr. Bennett. We believe that the agreement contains terms and provisions that are typical of these types of agreements in the Netherlands. Mr. Bennett’s compensation is split among the various Universal Electronics B.V. subsidiaries for which Mr. Bennett devotes his time. Mr. Bennett has also received a salary continuation agreement from us (see “Salary Continuation Agreements” below).
Salary Continuation Agreements. Messrs. Hackworth, Bennett, Kopaskie and Firehammer and certain other officers have salary continuation agreements (each, an “SCA”). Each SCA takes effect upon the occurrence of a “Change in Control”. When effective, each SCA operates as an employment agreement providing for a term of employment with us for a period ranging from twelve to eighteen months (twenty-four to thirty-six months in the event of a hostile acquisition). In addition, each SCA provides that the executive or other officer would receive increases in salary and bonuses during the term of the SCA in accordance with our standard policies and practices; however, in no event would this base salary and bonus be less than the base salary and bonus the executive or other officer received in the year immediately preceding the effective date of the SCA. Further, each SCA provides that the executive or other officer will be entitled to receive stock option grants and to otherwise participate in our incentive compensation and benefits plans and other customary benefit programs in effect from time to time, but in no event would such participation be less than that provided to the executive or other officer immediately prior to the effective date of the SCA.
Under each SCA, if we terminate the executive’s or other officer’s employment for reasons other than the executive’s or officer’s death or disability or for “for cause” (as such term is defined in each SCA), or the executive or officer resigns for “good reason” (as such term is defined in each SCA, which definition includes resigning in connection with the occurrence of a “Change in Control”), the executive or other officer would receive, in one lump sum, an amount equal to salary, bonus and other incentive compensation (including the cash value of all options held by the executive or other officer, and the options become immediately fully vested on the executive’s or officer’s termination or resignation date) and to continue all health, disability and life insurance benefits for periods ranging from twelve to eighteen months (twenty-four to thirty-six months in the event of a hostile acquisition) following such termination or resignation.
Potential Payments upon Termination or Change in Control
Severance Plan for Executive Officers
Except for the severance benefits provided Mr. Arling as part of his employment agreement, we do not have a written severance benefits program for our Named Executives. In the past, we have provided severance packages to certain executives and in the future we will continue to provide such benefits if we determine they are in the best interest of the Company and our shareholders.

Definitions of Termination Scenarios
“For Cause” Termination. Generally speaking, “cause” is defined as (i) the willful and continued failure by the executive to substantially perform their duties after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it is believed that the executive has not substantially performed their duties; (ii) the willful engaging by the executive in gross misconduct materially and demonstratably injurious to the property or business of the Company; or (iii) the executives commission of fraud, misappropriation or a felony.
“Constructive Termination”. In general, “constructive termination” occurs on that date on which the executive resigns from employment with the Company, if such resignation occurs within eighteen months after the occurrence of (i) the failure of the executive to be elected or re-elected or appointed or reappointed to such office that the executive holds (other than as a result of a termination for “cause”) if the executive is an officer of the Company and the office which the executive holds is one to which they are elected according to the Company’s By-laws; (ii) a change in executive’s functions, duties, or responsibilities such that the executive’s position with the Company becomes substantially less in responsibility, importance, or scope; or (iii) a “Change in Control”.
“Change in Control”. A “Change in Control” occurs when (i) anyone acquires 20% or more of the total voting power of the outstanding securities of the Company which are entitled to vote in the election of directors; (ii) a majority of our directors is replaced, other than by those approved by existing directors; (iii) a merger occurs where the voting stock of the Company outstanding immediately prior to the merger does not continue to represent at least 80% of the total voting power immediately after the merger; or (iv) the Company is dissolved or liquidated.
“Good Reason”. A termination for “good reason” includes an executive’s resignation as a result of one of the following:
•	the attempted discontinuance or reduction in the executive’s “base cash salary”; or

•	the attempted discontinuance or reduction in an executive’s bonuses and/or incentive compensation award opportunities under plans or programs applicable to them, unless the discontinuance or reduction is a result of the Company’s policy applied equally to all executive employees of the Company; or

•	the attempted discontinuance or reduction in the executive’s stock option and/or stock award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company’s policy applied equally to all executive employees of the Company; or

•	the attempted discontinuance or reduction in an executive’s perquisites from those historically provided them during their tenure with the Company and generally applicable to executive employees of the Company; or

•	the relocation of the executive to an office (other than the Company’s headquarters) located more than fifty miles from their current office location; or

•	the significant reduction in the executive’s responsibilities and status within the Company or a change in their title(s) or position(s); or

•	the attempted discontinuance of the executive’s participation in any benefit plans maintained by the Company unless the plans are discontinued by reason of law or loss of tax deductibility to the Company with respect to the contributions to or payments under the plans, or are discontinued as a matter of the Company’s policy applied equally to all participants; or

•	the attempted reduction of the Executive’s paid vacation to less than that provided in their agreement; or

•	the failure by the Company to obtain an assumption of Company’s obligations under the executive’s agreement by any assignee of or successor to the Company, regardless of whether the entity becomes a successor to the Company as a result of merger, consolidation, sale of assets of the Company or other form of reorganization; or

•	the occurrence of a “Change in Control”.
Stock Option and RSA Acceleration
Acceleration upon termination without cause or due to constructive termination. In the event that an executive’s employment with the Company is terminated without cause or in the event of constructive termination, the executive will become immediately fully vested in their equity incentive compensation grants, to the extent not previously vested.
Executive Long-Term Incentive Compensation Plan Acceleration
Termination without cause or due to constructive termination during the service period. In the event a participating executive is terminated at any time during the performance period, they will cease to be a participant in the ELTIP and forfeit any and all rights under the plan. In the event a participating executive is terminated at any time during the service period, they will cease to be a participant in the ELTIP and forfeit any and all rights to any remaining installments of the balance of his or her earned award for which the payment date has not yet occurred (remaining installments), except as indicated below:
1.	If the termination of employment is due to death, disability, termination by the Company without cause, or the resignation by the participant under a constructive termination, the portion of the remaining installments otherwise payable on any remaining payment dates in the calendar year in which the participant’s employment terminated will be paid to the participant, or the participant’s estate, as applicable, on such payment dates, and the balance of the remaining installments, discounted to the present value thereof on the date of payment at the applicable discount rates, will be paid to the participant, or the participant’s estate, as applicable, between January 1 and March 15 of the year following such calendar year, in cash, common shares (valued at the fair market value of a share of stock on the date of payment) or a combination thereof, as determined by the Committee.

2.	If the termination of employment is for any other reason, the Committee, using its sole discretion, may pay to the participant a portion of his or her remaining installments at the time and amount as the Committee may determine, provided that in no event the amount or terms of this vesting or payment are more favorable to the participant than if his or her employment had terminated as the result of death, disability, termination by the Company without cause, or the resignation by the participant under a constructive termination.
Tax Gross-Up
In the event it is determined that any compensation payment or distribution as the result of a change in control, would be subject to the excise tax imposed by section 4999 of the tax code, or any interest or penalties with respect to the excise tax (together the “excise tax”), the Company will pay to the participant an additional payment (a “gross-up payment”) in an amount such that after payment by the participant of all taxes, including any excise tax imposed on any gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed upon the Payment.

The amounts in the following table assume that the Named Executives terminated employment effective December 31, 2007. The closing price of UEIC common stock was $33.44 on that date. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from the UEIC 401(k) Plan and payment of accrued vacation.
(In thousands)

						Aggregate	Aggregate	Executive
						Value of	Value of	Long-
						Vested	Unvested-	Term	Tax
						Stock	Stock	Incentive	Gross-
	Termination	Total	Salary	Bonus	Other	Options	Options	Program	Up
Name	Scenario	($)	($)	($)	($)	($)	($)	($)	($)

Paul Arling	Without Cause	13,050	765	653	58	10,523	1,051	—	—
	Good Reason	13,050	765	653	58	10,523	1,051	—	—
	Change in Control	16,384	1,021	870	77	10,523	1,051	1,371	1,471
	Hostile Acquisition	16,384	1,021	870	77	10,523	1,051	1,371	1,471

Bryan Hackworth	Without Cause	440	—	—	—	286	154	—	—
	Good Reason	440	—	—	—	286	154	—	—
	Change in Control	1,369	210	150	39	286	154	530	—
	Hostile Acquisition	1,767	420	300	77	286	154	530	—

Paul Bennett	Without Cause	2,416	—	—	—	2,049	367	—	—
	Good Reason	2,416	—	—	—	2,049	367	—	—
	Change in Control	4,029	493	316	73	2,049	367	731	—
	Hostile Acquisition	4,912	987	631	147	2,049	367	731	—

Mark Kopaskie	Without Cause	461	—	—	—	115	346	—	—
	Good Reason	461	—	—	—	115	346	—	—
	Change in Control	1,718	406	95	25	115	346	731	—
	Hostile Acquisition	2,242	811	189	50	115	346	731	—

Rick Firehammer	Without Cause	211	—	—	—	—	211	—	—
	Good Reason	211	—	—	—	—	211	—	—
	Change in Control	1,136	353	252	28	—	211	292	—
	Hostile Acquisition	1,767	705	504	55	—	211	292	—
Compensation for Non-management Directors in 2007
In June 2004, our stockholders adopted the 2004 Directors Compensation Plan, pursuant to which each Class II Director is to receive an annual cash retainer equal to $25,000 (or $6,250 quarterly), a fee of $1,500 for each board meeting attended in excess of four each calendar year, a fee of $1,000 for each committee meeting attended, an annual fee of $10,000 for each committee chaired, and an annual award of 5,000 shares of our Common Stock, which vest ratably each quarter of the year awarded. Please refer to the Director Compensation Table below for additional information.
Compensation Committee Report
The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis should be included in our Annual Report on Form 10-K for 2007 and in our 2008 proxy statement. This report is provided by the following independent directors, who comprise the committee:
J.C. Sparkman (Chairman)
Satjiv Chahil

Summary Compensation Table

				Option	All Other
		Salary	Bonus[1]	Awards[2]	Compensation[3]	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Paul D. Arling,	2007	510,300	—	333,370	238,715	1,082,385

Chairman of the Board and Chief Executive Officer	2006	420,000	435,000	441,796	43,924	1,340,720

Bryan M. Hackworth [4],	2007	210,000	—	65,900	11,608	287,508

Chief Financial Officer and Senior Vice President	2006	179,077	150,000	59,819	7,500	396,396

Paul J.M. Bennett [5],	2007	328,920	—	118,849	48,843	496,612

Executive Vice President and Managing Director, Europe	2006	268,131	210,403	132,403	45,529	656,466

Mark S. Kopaskie [6],	2007	270,400	—	64,080	16,644	351,124

Executive Vice President and General Manager, U.S.	2006	86,000	63,000	17,800	4,970	171,770

Richard A. Firehammer Jr. [7],	2007	235,000	—	65,589	18,431	319,020

Senior Vice President and General Counsel	2006	225,000	168,000	79,142	19,515	491,657

[1]	This column represents bonuses earned for the respective year. No bonuses were earned for the 2007 year. The majority of 2006 bonuses were paid during the first quarter of 2007.

[2]	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 and 2006 years for the fair value of options granted in 2006 as well as in prior fiscal years, in accordance with Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (“SFAS 123R”). None of the Named Executives were granted options during 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value is calculated using the average of the high and low trades of our stock on the grant date. We use the Black Scholes option pricing model to measure stock-based compensation expense. The assumptions used in the Black Scholes model includes the following: weighted average fair value of grant, risk-free interest rate, expected volatility and expected life in years. For additional information regarding stock-based compensation and the assumptions used in calculating the expense, please refer to Note 11 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC. These amounts reflect the expense recognized for these awards and do not necessarily correspond to the actual value that will be realized by the Named Executives. The only stock options granted to the Named Executives during 2007 and 2006 were 30,000 options to Mr. Kopaskie upon his hiring in 2006.

[3]	See the “All Other Compensation Table” below for additional information.

[4]	Mr. Hackworth was promoted to his current position in December 2007. In August 2006 he was promoted to Vice President and CFO, and as a result received a $34,000 increase in his base salary to $200,000 from $166,000. During 2006, Mr. Hackworth received a $35,000 discretionary bonus. Additionally, he earned a $115,000 bonus related to the 2006 year, which was paid in the first quarter of 2007. Mr. Hackworth was not granted any stock options during 2007 or 2006.

[5]	Mr. Bennett is compensated in Euros. His compensation was converted into U.S. dollars using the average rate of 1.371 USD and 1.256 USD per Euro in 2007 and 2006, respectively. He earned a $210,403 bonus related to the 2006 year, which was paid in the first quarter of 2007. Mr. Bennett was not granted any stock options during 2007 or 2006.

[6]	Mr. Kopaskie’s annualized base salary for 2006 was $260,000. The 2006 salary in the table represents what he earned from September 1, 2006, the date he was hired by Universal as our Senior Vice President and General Manager, U.S. through December 31, 2006. Mr. Kopaskie was promoted to his current position in December

2006. Additionally, he earned a $63,000 bonus related to the 2006 year, which was paid in the first quarter of 2007. At the time of his hiring, Mr. Kopaskie was granted 30,000 stock options. He was not granted any stock options during 2007.

[7]	During 2006 Mr. Firehammer received a $25,000 discretionary bonus. Additionally, he earned a $143,000 bonus related to the 2006 year, which was paid in the first quarter of 2007. Mr. Firehammer was not granted any stock options during 2007 or 2006.
All Other Compensation Table
The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

				Interest on		Contributions
			Premiums	Secured		to Defined			Total All
		Stay	for Life	Note	Tax	Contribution	Leased	Other	Other
Name of		Bonus[1]	Insurance[2]	Receivable[3]	Payments[4]	Plan	Vehicle	Benefits	Compensation
Executive	Year	($)	($)	($)	($)	($)	($)	($)	($)

Mr. Arling	2007	200,000	13,774	10,120	7,071	7,750	—	—	238,715
Mr. Hackworth	2007	—	2,606	—	1,252	7,750	—	—	11,608
Mr. Bennett [5]	2007	—	—	—	—	13,059	32,426	3,358	48,843
Mr. Kopaskie	2007	—	6,008	—	2,886	7,750	—	—	16,644
Mr. Firehammer	2007	—	7,215	—	3,466	7,750	—	—	18,431

[1]	Mr. Arling earned a stay bonus of $200,000 on December 15, 2007, as a part of his “Employment Agreement “ with Universal. Refer to further discussion of this agreement in the “Compensation Discussion and Analysis- Compensation Agreements” section above. The stay bonus was paid in full in 2007.

[2]	This column represents taxable payments made for life insurance premiums for the Named Executives. As of December 31, 2007. The aggregate face value of the insurance policies for the Named Executives is $3,625,000.

[3]	This column represents amounts reimbursed to Mr. Arling for the payment of interest and taxes he paid for the secured note receivable. Refer to “Compensation Discussion and Analysis-Compensation Agreements” above for further discussion regarding the terms of this note.

[4]	This column represents taxes reimbursed to the Named Executives resulting from the premiums we paid on their life insurance policies mentioned in note 2 above.

[5]	Mr. Bennett’s compensation is paid in Euros and was converted into U.S. dollars using the average rate of 1.371 USD.
Grants of Plan-Based Awards in Fiscal 2007
No option awards were granted to Named Executives in 2007.

Outstanding Equity Awards at Fiscal 2007 Year-End
The following table provides information on the current holdings of stock option awards to Named Executives. Grants awarded below are from our Stock Incentive Plans adopted in years 1993 through 2006. You may refer to Note 11 of our 2007 Annual Report on Form 10-K, as filed with the SEC, for additional details regarding our various Stock Incentive Plans. This table includes unexercised (vested) and unexercisable (unvested) option awards. Each grant is shown separately for each Named Executive. Each of the grants vests ratably over four years, beginning one year after the grant date. The option exercise prices shown below are based on the average of the high and low trades on the grant date. We grant option awards at various times during the year, without regard to any anticipated announcements we may make.

Option Awards
			Number of	Number of
			Securities	Securities
			Underlying	Underlying
			Unexercised	Unexercised
	Stock		Options-	Options-	Option	Option
	Incentive	Option	Exercisable	Unexercisable	Exercise Price[1]	Expiration
Name of Executive	Plan	Grant Date	(#)	(#)	($)	Date

Mr. Arling	1998	9/22/1998	20,000	—	4.97	9/22/2008
	1999	1/28/1999	12,800	—	7.50	1/28/2009
	1999	1/28/1999	40,000	—	7.50	1/28/2009
	1999A	10/7/1999	100,000	—	11.02	10/7/2009
	1999A	8/24/2000	80,000	—	20.19	8/24/2010
	2002	2/5/2002	80,000	—	15.98	2/5/2012
	1993	11/12/2002	17,400	—	8.45	11/12/2012
	2002	11/12/2002	62,600	—	8.45	11/12/2012
	1996	3/24/2004	15,625	5,209	12.58	3/24/2014
	2003	3/24/2004	44,374	14,792	12.58	3/24/2014
	1998	1/21/2005	21,765	21,766	17.59	1/21/2015
	1999	1/21/2005	3,255	3,255	17.59	1/21/2015
	1999A	1/21/2005	14,979	14,980	17.59	1/21/2015
Mr. Hackworth	2002	6/28/2004	11,250	3,750	15.76	6/28/2014
	2003	1/21/2005	5,500	5,500	17.59	1/21/2015
Mr. Bennett	1999	1/28/1999	10,000	—	7.50	1/28/2009
	1999A	10/7/1999	20,000	—	11.02	10/7/2009
	1999A	8/24/2000	10,000	—	20.19	8/24/2010
	2002	2/5/2002	10,000	—	15.98	2/5/2012
	2002	11/12/2002	10,000	—	8.45	11/12/2012
	2003	3/24/2004	30,000	10,000	12.58	3/24/2014
	2003	1/21/2005	10,000	10,000	17.59	1/21/2015
Mr. Kopaskie	2002	9/1/2006	7,500	22,500	18.07	9/1/2016
Mr. Firehammer	2003	3/24/2004	—	2,500	12.58	3/24/2014
	2003	1/21/2005	—	10,000	17.59	1/21/2015

[1]	The option exercise prices shown in this column have been rounded. Option exercise prices may extend up to four decimals.

Option Exercises and Stock Vested
The following table provides information for the Named Executives on option award exercises during 2007, including the number of shares acquired upon exercise and the net value realized. The Company did not grant restricted stock awards to its executive officers (including the Named Executives) during 2007 or previous years, and as such no restricted stock awards vested in 2007. However, the Company did establish a restricted stock program for the executives (including the Named Executives) in 2008. Refer to the “2008 Restricted Stock Awards” paragraph in the Compensation Discussion and Analysis section.

	Number of Shares Acquired
	on Exercise	Value Realized on Exercise
Name of Executive	(#)	($)

Mr. Arling	160,000	4,389,051
Mr. Bennett	20,000	602,125
Mr. Firehammer	47,500	823,581
Non-Management Directors’ Compensation for Fiscal 2007
In June 2004, our stockholders adopted the 2004 Directors Compensation Plan (“2004 Plan”), pursuant to which each Class II Director is to receive an annual cash retainer equal to $25,000 (or $6,250 quarterly), a fee of $1,500 for each board meeting attended in excess of four each year (determined fiscally), a fee of $1,000 for each committee meeting attended, an annual fee of $10,000 for each committee chaired, and an annual award of 5,000 shares of our Common Stock; the stock awards vest ratably each quarter.

		Fees earned	Stock	Option	Total
		or paid in cash[1]	Awards[2]	Awards[3]	Compensation
Name of Director	Year	($)	($)	($)	($)

Mr. Chahil [4]	2007	32,000	135,987	592	168,579
Mr. Henderson [5]	2007	37,625	135,963	592	174,180
Mr. Mulligan [6]	2007	47,000	135,963	592	183,555
Mr. Sparkman [7]	2007	42,000	135,963	592	178,555
Mr. Zinser [8]	2007	39,875	143,462	—	183,337

[1]	This column represents the cash compensation earned in 2007 for Board and committee service.

[2]	This column represents the compensation expense related to stock awards granted to Class II Directors as part of their compensation. The compensation expense represents the amount we recognized in our financial statements for the year ended December 31, 2007 included in our 2007 Annual Report of Form 10-K as filed with the SEC. Compensation expense relates to awards granted in the current and prior years and are recognized on a straight-line basis over the requisite service period of one year. In accordance with SFAS 123R, the fair value of the stock awards is calculated based on the market price of our stock on the grant date.

[3]	This column represents the dollar amount recognized in our 2007 financial statements for the fair value of stock options granted in prior years, in accordance with SFAS 123R. The amount excludes estimates for forfeitures. For further discussion of the computation, refer to note 2 in the “Summary Compensation Table” above.

[4]	During 2007, Mr. Chahil attended two Compensation Committee meetings and two Corporate Governance and Nominating Committee meetings. The fair value of the 5,000 shares granted to him in 2007 was $181,225. Mr. Chahil had 21,476 stock options outstanding at the end of 2007 relating to grants made in years prior to the implementation of the 2004 Plan.

[5]	During 2007, Mr. Henderson attended four Audit Committee meetings and two Compensation Committee meetings. Mr. Henderson was the Chairman of the Audit Committee until he stepped down during the second quarter of 2007. The fair value of the 5,000 shares granted to him in 2007 was $181,225. Additionally, Mr. Henderson had 45,257 stock options outstanding at the end of 2007 relating to grants made in years prior to the implementation of the 2004 Plan.

[6]	During 2007, Mr. Mulligan attended two Corporate Governance and Nominating Committee meetings, four Audit Committee meetings and three Sub-Committee meetings. Mr. Mulligan is Chairman of the Corporate Governance and Nominating Committee. The fair value of the 5,000 shares granted to him in 2007 was $181,225. Additionally, Mr. Mulligan had 45,257 stock options outstanding at the end of 2007 relating to grants made in years prior to the implementation of the 2004 Plan.

[7]	During 2007, Mr. Sparkman attended two Compensation Committee meetings and two Corporate Governance and Nominating Committee meetings. Mr. Sparkman is Chairman of the Compensation Committee. The fair value of the 5,000 shares granted to him in 2007 was $181,225. Mr. Sparkman held no stock options at the end of 2007.

[8]	During 2007 Mr. Zinser attended four Audit Committee meetings and three Sub Committee meetings. During the second quarter of 2007, Mr. Zinser was appointed as the Chairman of the Audit Committee. The fair value of the 5,000 shares granted to him in 2007 was $181,225. Mr. Zinser had no stock options at the end of 2007.
Mr. Arling, who is an officer and the Company’s only Class I Director, received no additional compensation for his service as a director, including his service on the Sub-Committee during 2007. However, all directors are reimbursed for travel expenses and other out-of-pocket costs incurred to attend meetings.
Related Persons Transactions
Review and Approval of Related Person Transactions
We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and then determine, based on facts and circumstances, whether the Company or related person has a direct or indirect material interest in the transaction. As required by SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the proxy statement.
Related Party Transactions
See “Employment Agreements — Paul D. Arling” above under the caption “Compensation Discussion and Analysis” section for a discussion of his indebtedness to us.
Stock Ownership by Directors, Executive Officers and Other Beneficial Owners
Our Common Stock is the only outstanding class of equity securities we have. Ownership as of April 1, 2008 of our Common Stock by each director/nominee, each of the Named Executives, and by all our directors and executive officers as a group, and any person we know to be the beneficial holder of more than five percent of our Common Stock, is as follows:

	Shares of		% of Shares
	Common Stock		Issued
	Beneficially Owned		As of
Name and Address[1]	As of April 1, 2008		April 1, 2008
Directors and Nominees
Paul D. Arling	585,563	[2]	4.00%
Satjiv S. Chahil	50,601	[3]	*
William C. Mulligan	83,289	[4]	*
J.C. Sparkman	43,286	[5]	*
Edward K. Zinser	7,188	[6]	*
Non-Director Named Executive Officers
Bryan M. Hackworth	20,963	[7]	*
Paul J. M. Bennett	147,504	[8]	1.04%
Mark S. Kopaskie	8,010	[9]	*
Richard A. Firehammer Jr	7,782	[10]	*
All Directors and Named Executive Officers as a Group (9 persons)	954,186		6.42%

	Shares of	% of Shares
	Common Stock	Issued
	Beneficially Owned	as of
Name and Address[1]	As of April 1, 2008	April 1, 2008
Beneficial Owners of More than 5% of the Outstanding Company Stock
Lord, Abbett & Co. LLC	1,185,682 [11]	8.41%
Barclays Global Investors, NA	777,644 [12]	5.52%
Rainier Investment Management Inc.	745,825 [13]	5.29%

*	Less than one percent.

[1]	The address for each Director/Nominee and each Non-Director Executive Officer listed in this table is c/o Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to the knowledge of the Company, each stockholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder.

[2]	Includes 552,799 subject to options exercisable within 60 days. Also includes 1,000 shares held by Mr. Arling’s wife as to which Mr. Arling disclaims beneficial ownership.

[3]	Includes 21,476 shares subject to options exercisable within 60 days.

[4]	Includes 45,257 shares subject to options exercisable within 60 days.

[5]	Includes no shares subject to options exercisable within 60 days.

[6]	Includes no shares subject to options exercisable within 60 days.

[7]	Includes 19,500 shares subject to options exercisable within 60 days.

[8]	Includes 115,000 shares subject to options exercisable within 60 days.

[9]	Includes 7,500 shares subject to options exercisable within 60 days.

[10]	Includes 7,500 shares subject to options exercisable within 60 days.

[11]	As reported on Schedule 13G as filed on February 14, 2008 with the Securities and Exchange Commission by Lord, Abbett & Co. LLC, an investment advisor company, with its principal business office at 90 Hudson Street, Jersey City, New Jersey 07302.

[12]	As reported on Schedule 13G as filed on February 5, 2008 with the Securities and Exchange Commission by Barclays Global Investors, NA, a global bank, with its principal business office at 45 Fremont Street, San Francisco, CA 94105.

[13]	As reported on Schedule 13G as filed on February 14, 2008 with the Securities and Exchange Commission by Rainier Investment Management Inc., an investment advisor company, with its principal business office at 601 Union Street, Suite 2801 Seattle, WA 98101.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires any person who is a director or officer of Universal, or the beneficial owner of more than ten percent of any class of our registered class equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the NASDAQ Stock Market. Such persons are further required to furnish us with copies of all such forms they file. Based solely on our review of the copies of such forms filed, we have determined that all of the documents required to be filed pursuant to Section 16(a) have been filed, except that each of Messrs. Arling, Chahil and Sparkman were each late filing one Form 4 in 2007 reporting transactions occurring as a part of established 10b5-1 plans. For Mr. Arling, the tardiness was a result of misplaced information occurring during an office move by the Company’s General Counsel. For Messrs. Chahil and Sparkman, the tardiness occurred due to lack of timely receipt from the reporting person of price and other sales/transfer information. We believe we have rectified the problem by providing to each reporting person clear information with respect to the Section 16(a) reporting requirements.
Independent Auditors
We engaged Grant Thornton LLP (“GT”) as our independent registered public accounting firm for the fiscal year ending December 31, 2007. The decision to engage GT was approved by the Board of Directors, upon the recommendation of the Audit Committee.
The following table sets forth fees billed to us for the years ended December 31, 2007 and 2006 by our independent registered public accounting firm, Grant Thornton LLP.

	For the year ended
Type of Fees	12/31/2007	12/31/2006
Audit Fees [1]	$1,089,224	$981,701
Tax Fees	—	—
All Other Fees	—	—

	$1,089,224	$981,701

[1]	Includes fees for professional services rendered for the audit of our consolidated financial statements, the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control, reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.
PROPOSAL TWO: APPOINTMENT OF AUDITORS
The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Grant Thornton LLP, a firm of independent registered public accountants, as auditors, to examine and report to the Board and to our stockholders on our consolidated financial statements and our subsidiaries for 2008. The Board of Directors is requesting stockholder ratification of such appointment. Representatives of Grant Thornton LLP will be present at the Annual Meeting, will be given an opportunity to make a statement, and will respond to appropriate questions.
Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for 2008. Stockholder ratification of the appointment requires an affirmative vote of the holders of a majority of shares of our Common Stock present in person or represented by proxy at the Annual Meeting. While stockholder ratification is not required, and thus the stockholder vote is not binding, the Board of Directors may reconsider its selection if the stockholders fail to ratify the appointment of Grant Thornton LLP as our independent registered public accountants for 2008.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION
OF SUCH APPOINTMENT.
Stockholder Proposals for 2009 Annual Meeting
If a stockholder desires to have a proposal included in our proxy statement and form of proxy for the 2009 Annual Meeting of Stockholders, the proposal must conform to the requirements of Exchange Act Rule 14a-8 and other applicable proxy rules and interpretations of the Commission concerning the submission and content of proposals, must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630 and must be received no later than the close of business on January 2, 2009. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. In order for a stockholder’s proposal outside the processes of Rule 14a-8 to be considered timely within the meaning of Exchange Act Rule 14a-4(c)(1), the proposal must be received by us at the same address no later than March 16, 2009.

Proxy holders will use their discretion in voting proxies with respect to any stockholder proposal properly presented from the floor and not included in the Proxy Statement for the 2009 Annual Meeting, unless we have notice of the proposal and receive specific voting instructions with respect thereto by March 16, 2009.
Procedures for stockholder nominations are discussed above under the caption “Corporate Governance — Stockholder Nominations for Director.”
Solicitation of Proxies
Proxies will be solicited by mail, telephone or other means of communication. Solicitation also may be made by directors, officers and our employees who are not specifically employed for this purpose. We will reimburse brokerage firms, custodians, nominees and fiduciaries in accordance with the rules of the National Association of Securities Dealers, Inc., for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne us.
Form 10-K Annual Report
Any stockholder may obtain a copy of our 2007 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, with or without exhibits, by addressing a request to Investor Relations, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. A charge equal to the reproduction cost will be made if exhibits are requested.
By Order of the Board of Directors
Richard A. Firehammer, Jr.
Senior Vice President, General Counsel and Secretary
April 29, 2008

Appendix A
UNIVERSAL ELECTRONICS INC.
BY-LAWS, ARTICLE IV
STOCKHOLDER NOMINATION OF DIRECTOR CANDIDATES
Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days in advance of the date of the Proxy Statement released to stockholders in connection with the previous year’s annual meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, a reasonable time in advance of the meeting. For purposes of this Section, a “reasonable time in advance of the meeting” is at least fifteen (15) days before the date that the Proxy Statement in connection with such meeting is to be mailed to the stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person and persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or at the meeting to nominate the by proxy person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a Proxy Statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

A-1

Appendix B
AUDIT COMMITTEE REPORT
The Audit Committee reviews our financial reporting process on behalf of the Board of Directors and while management has the primary responsibility for the financial statements and the reporting process, our independent registered public accountants are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles, in all material respects.
In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accountants our audited financial statements for the year ended December 31, 2007. The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 114, “The Auditor’s Communication With Those Charged With Corporate Governance”, which supersedes SAS No. 61, “Communication With Audit Committees”. In addition, the Audit Committee has received from the independent registered public accountants the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees” and discussed with them their independence from Universal and our management. Finally, the Audit Committee has considered whether the independent registered public accountants’ provision of non-audit services provided to us, if any, is compatible with the registered public accountants’ independence.
Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our financial statements for the year ended December 31, 2007 as presented to the Audit Committee, be included in our Annual Report on Form 10-K for the year ended December 31, 2007 to be filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated there under.
Audit Committee of the Board of Directors
Edward K. Zinser — Chairman
William C. Mulligan

B-1

C123456789
000004000000000.000000 ext000000000.000000 ext 000000000.000000 ext000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext000000000.000000 ext ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
Using a black ink pen, mark your votes with an X as shown inX this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
3PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors:For WithholdFor WithholdFor Withhold
01 — Paul D. Arling02 — Satjiv S. Chahil03 — William C. Mulligan
04 — J.C. Sparkman05 — Gregory P. Stapleton06 — Edward K. Zinser The election of Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2009 or until the election and qualification of his successor, and the election of Satjiv S. Chahil, William C. Mulligan, J.C. Sparkman, Gregory P. Stapleton and Edward K. Zinser as Class II directors to serve on the Board of Directors until the Annual Meeting of Stockholders to be held in 2010 or until their respective successors are elected and quali fied. For Against Abstain 2. Ratification of the appointment of Grant Thornton LLP, a firm of Independent Registered Public Accountants, as the Company’s auditors for the year ending December 31, 2008. To consider and act upon such other matters as may properly come before the meeting or any and all postponements or adjournments thereof. B Non-Voting Items Change of Address - Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box. C 1234567890J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X0 1 7 5 0 1 1MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 00VJ3B

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Universal Electronics Inc.
Meeting Details
6101 Gateway Drive, Cypress, California 90630 Notice of Annual Meeting of Stockholders to be held on Thursday, June 12, 2008
The undersigned hereby appoints Paul D. Arling and Bryan M. Hackworth and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of common stock of Universal Electronics Inc. held of record by the undersigned on April 15, 2008 at the Annual Meeting of Stockholders to be held on Thursday, June 12, 2008 at 4:00 p.m., Pacific Da ylight Time or any adjournment or postponement thereof.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ON THE REVERSE SIDE OF THIS CARD. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS AND TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.